Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4, No. 333-209962) and related Prospectus of Huntington Bancshares Incorporated to our reports dated February 22, 2016, with respect to the consolidated financial statements of FirstMerit Corporation and subsidiaries and the effectiveness of internal control over financial reporting of FirstMerit Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

August 16, 2016